UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2011

ANADYS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50632	22-3193172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5871 Oberlin Drive, Suite 200

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 530-3600

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The disclosure contained in Item 5.01 below is incorporated herein by reference.

As a result of the Merger (as defined in Item 5.01 below), Anadys Pharmaceuticals, Inc. (the “Company”) no longer fulfills the numerical listing requirements of the NASDAQ Global Market (“NASDAQ”). Accordingly, on November 23, 2011, at the Company’s request, NASDAQ filed with the U.S. Securities and Exchange Commission (the “SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 to effect the delisting of shares of the Company’s common stock from NASDAQ. In addition, the Company intends to file with the SEC a Certification on Form 15 under the Exchange Act requesting that the Shares be deregistered and that the Company’s reporting obligations under Sections 13(a) and 15(d) of the Exchange Act be suspended.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure contained in Item 5.01 below is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

Effective as of November 23, 2011, the Company was acquired by Hoffmann-La Roche Inc., a New Jersey corporation (“Parent”), pursuant to the Agreement and Plan of Merger dated as of October 16, 2011 (the “Merger Agreement”) by and among the Company, Parent, Bryce Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”), and, solely for the limited purposes set forth therein, Roche Holdings, Inc., a Delaware corporation and the parent of Parent. On October 25, 2011, pursuant to the Merger Agreement and upon the terms and subject to the conditions set forth in the Offer to Purchase dated as of October 25, 2011 (the “Offer to Purchase”) and the related Letter of Transmittal, Purchaser commenced a tender offer (the “Offer”) for all of the outstanding shares of the Company’s common stock (the “Shares”) for a purchase price of $3.70 per Share in cash, net to the holder thereof, without interest and subject to the applicable withholding of taxes. On November 23, 2011, following the expiration of the initial offering period of the Offer at 12:00 midnight, New York City time, at the end of Tuesday, November 22, 2011, Purchaser purchased over 94% of the then issued and outstanding Shares.

On November 23, 2011, pursuant to the terms of the Merger Agreement, Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. In the Merger, Shares not purchased in the Offer (other than Shares owned by Parent, Purchaser, the Company or their respective subsidiaries, and the Shares held by stockholders who are entitled to demand and who properly perfect their appraisal rights with respect to such Shares) were converted into the right to receive the same $3.70 per Share in cash, net to the holder of such Shares, without interest and subject to the applicable withholding of taxes, paid in the Offer.

As a result of the foregoing transactions, there was a change in control of the Company, and Parent acquired control of the Company. As of the effective time of the Merger on November 23, 2011, the Company became a wholly owned subsidiary of Parent.

The total consideration to be paid to acquire all outstanding Shares, options and warrants pursuant to the Offer and the Merger is approximately $230 million. Parent, through its general corporate funds, has funded or will fund the consideration for the Shares, options and warrants acquired in the Offer and the Merger.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

The disclosure contained in Item 5.02 below is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2011, in connection with the Merger, and pursuant to the terms of the Merger Agreement, which was previously filed by the Company as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 19, 2011, the following directors of the Company resigned: Mark G. Foletta, Marios Fotiadis, James L. Freddo, M.D., Barry A. Labinger, Stelios Papadopoulos, Ph.D., Brian S. Posner, Stephen T. Worland, Ph.D. and Kleanthis G. Xanthopoulos, Ph.D. The new directors of the Company are Frederick C. Kentz III and Bruce Resnick. Information about the new directors of the Company has been previously disclosed in Schedule I to the Offer to Purchase and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANADYS PHARMACEUTICALS, INC.

Dated: November 30, 2011	By:	/s/ Peter T. Slover
Peter T. Slover
Vice President, Finance and Operations